EXHIBIT 10


                         ROHM AND HAAS COMPANY
                      NON-QUALIFIED SAVINGS PLAN


                   General Description of the Plan:

    Purpose.
    --------
    The purpose of the Plan is to provide additional retirement savings benefits beyond the otherwise determined savings benefits provided by the Rohm and Haas Company Employee Stock Ownership and Savings Plan (the "Savings Plan") for management and highly compensated employees of the Company whose pre-retirement income involves significant performance related award payments and for eligible employees whose savings benefits from the Savings Plan are limited by Section 415 or Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.


    Eligibility.
    ------------
    Employees level 14 and above are eligible to participate.


    Participation.
    --------------
    Eligible employees must elect to participate by December 31 of the preceding year following procedures established by the Rohm and Haas Benefits Administrative Committee.


    Contributions and Investments.
    ------------------------------
    Each participant's contributions will be notionally invested in the same investment funds as the participant has elected for investment of his or her Savings Plan account. The Company will contribute a notional amount equal to 60% of the first 6% of the amount deferred by a participant who is a Rohm and Haas Company employee and 120% of the first 3% of the amount deferred by a participant who is a Shipley Company LLC employee. The Company's matching contributions will be allocated to deferred stock units. At the time of distribution, each deferred stock unit will be distributed as one share of Rohm and Haas Company common stock.